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                                                                     Exhibit 3.3



                             ORDINANCE NO. 97-08-04
                           As Amended October 25, 2003

                      AN ORDINANCE OF THE DRY CREEK BAND OF
                     POMO INDIANS AUTHORIZING AND REGULATING
                    GAMING ON THE DRY CREEK INDIAN RANCHERIA

The Dry Creek Band of Pomo Indians, a federally recognized Indian Tribe ("Tribe"), as the beneficial owner of the Dry Creek Indian Rancheria, and acting through its Tribal Council in the exercise of its inherent sovereign power to enact ordinances and otherwise safeguard and provide for the health, safety and welfare of the Dry Creek Indian Rancheria ("Reservation") and the members of the Tribe, hereby enacts this ordinance which shall hereinafter be cited as the Dry Creek Gaming Ordinance of 1996 ("Ordinance"). This Ordinance and any regulations promulgated thereunder shall constitute the entire gaming regulations for the Tribe.

Section 1. Findings and Policy.

This Ordinance is adopted by the Tribal Council, pursuant to its authority granted under the Tribe's Constitution, for the purpose of establishing the terms for gaming on the Reservation for tribal governmental and charitable purposes, and to develop, operate, and regulate such gaming consistent with the findings herein and in conformity with the federal Indian Gaming Regulatory Act 25 U.S.C. ss. 27011 et seq. ("IGRA") and the regulations promulgated thereunder.

The Tribe finds that:

a. Gaming on its Reservation is a valuable means of generating revenues that are needed for economic development, to promote tribal self-sufficiency, economic development, employment, job training, and a strong tribal government, and to fund and ensure essential social programs and services;

b. The Tribe desires to conduct certain forms of gaming to provide needed revenues to the Tribe, and to regulate and control such gaming in a manner that will protect the environment, the Reservation, the health, security and general welfare of the Tribe, the players, and the community; and

c. The Tribe desires to own all gaming on tribal lands, and to manage and regulate such gaming in a manner that will adequately address such special interests and needs of the Tribe.

Section 2. Ownership of Gaming.

The Tribe shall have the sole proprietary interest in and responsibility for the conduct of any gaming operation facilities and/or enterprise(s) authorized by this Ordinance, except to the extent the Tribe may contract with and license a person or entity to, operate or manage the enterprise pursuant to the provisions of IGRA and the regulations promulgated thereunder, or as otherwise permitted by law.


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Section 3. Definitions.

Unless specified otherwise, the terms used herein shall have the same meaning as in IGRA, including but not limited to references to "Net Revenues", "Class I", "Class II", and "Class III" gaming, and except for references to "Commissioners", "Commission", or "Gaming Commission", which shall mean the Dry Creek Gaming Commission or its Commissioners, established and described herein.

a. "Closely Associated Independent Contractor" shall mean any contractor that shares common ownership, officers or directors with any management principal or person related thereto.

b. "Gaming" shall mean an activity in which a person stakes. or risks something of value on the outcome of a contest of chance or a future contingent event, not under his or her control or influence, upon an agreement or understanding that the person, or someone else, will receive something of value in the event of a certain outcome, but shall not include bona fide business transactions.

c. "Gaming Activities" shall mean any Class I, Class II, or Class III gaming activity conducted by or under the jurisdiction of the Tribe.

d. "Gaming Commission" shall mean the Dry Creek Gaming Commission, as established herein to monitor the Gaming Activities, investigate wrongdoing, conduct background investigations, issue licenses, and perform other duties as required for the regulation of Gaming on the Reservation.

e. "Gaming Contractor" shall mean any person or entity that supplies gaming devices or other gaming equipment, personnel, or services (including gaming management or consulting services) to any gaming activity or enterprise.

f. "Gaming Enterprise" shall mean any gaming business, event, enterprise or activity conducted by or under the jurisdiction of the Tribe.

g. "Key Employee" shall mean a person who performs one or more of the following functions: bingo caller, counting room supervisor, chief of security, custodian of gaming supplies or cash, floor manager, pit boss, dealer, croupier, approver of credit, or custodian of gaming devices including those persons with access to cash and accounting records within such devices. If not otherwise included, any other person whose total cash compensation is in excess of $50,000 per year, and the four (4) most highly compensated persons in the Gaming Enterprise are included in the definition of key employee. At the discretion of the Gaming Commission, other positions or persons may be included under and subject to the requirements for key employees.



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h. "National Indian Gaming Commission" ("NIGC") shall mean the commission established under IGRA.

i. "Net Revenues" shall mean gross gaming revenues from all Gaming Activities of a Gaming Enterprise, less amounts paid out as, or paid for, prizes and less total gaming-related operating expenses, excluding management fees.

j. "Person" shall mean any natural person or entity, including but not limited to corporations, partnerships and trusts.

k. "Primary Management Official" shall mean the person who has management responsibility for a management contract; any person who has authority to hire and fire employees or to set up working policy for the Gaming Enterprise; or the chief financial officer or other person who has financial management responsibility. At the discretion of the Gaming Commission, other positions or persons may be included under and subject to the requirements for primary management officials.

l. "Related to" shall refer to persons who are related as a father, mother, sister or brother.

m. "Reservation" shall mean all lands under the jurisdiction and control of the Tribe.

n. "State" shall mean the State of California.

o. "Tribal Council" shall mean the governing body of the Tribe, as set forth in the Tribe's Constitution.

p. "Tribal Court" shall mean any court established by the Tribe to hear disputes or, if there is none that can exercise jurisdiction, then the Board of Directors.

q. "Tribal Member" shall mean any duly enrolled member of the Tribe.

Section 4. Gaming Commission.

a. Establishment of Gaming Commission. There is established by the Tribe a Commission, acting under the authority of the Tribe, to be known as the Dry Creek Gaming Commission. The Gaming Commission shall be composed of three persons who would themselves qualify for licensing under this Ordinance, and shall be appointed by the Dry Creek Board of Directors. As a requirement of their appointment, Gaming Commissioners must agree to comply with standards of the Dry Creek Gaming Commission Conflict of Interest Code, a copy of which shall be attached to this Ordinance.

b. Disqualifications for Office. The following persons may not serve as
Commissioners:



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         (1) Employees of any Gaming Enterprise on the Reservation;

         (2) Persons related to any Gaming Contractor (including any principal thereof or Closely Associated independent Contractor);

         (3) Persons who would not be eligible to be officers of the Tribe pursuant to the Tribe's Constitution; and

         (4) Members of the Board of Directors.

c. Terms of Office. The Board of Directors shall appoint three members to the Tribal Gaming Commission for an initial term of three (3) years each, and thereafter the term for the seat shall be for four (4) years. Commissioners may serve successive terms unless terminated or removed.

d. Removal from Office. Commissioners may only be removed from office before the expiration of their terms by the Tribal Council for neglect of duty, misconduct, malfeasance, or other acts that would render such persons unqualified for such duties or for licensure hereunder. Commissioners may not be removed for exercising their discretion or judgment or for how they voted on a particular issue. A Commissioner can only be removed from office by the Tribal Council in accordance with the procedures established in the Tribe's Constitution for removing Tribal Council members from office. At the request member whose removal is at issue, the hearing may be executive session. The Tribal Council also may be elect to receive in executive session any evidence public disclosure of which might compromise any on-going law enforcement investigation, land acquisition for the Tribe or negotiations by the Tribe with a third party.

e. Quorum. Two (2) members of the Gaming Commission shall constitute a quorum.

f. Officers and Duties. The Gaming Commission shall select, by majority vote, a Chairman, Vice-Chairman and Secretary/Treasurer. The Chairman shall preside over meetings A the Gaming Commission and the Vice-Chairman shall preside in absence of the Chairman. The Secretary/Treasurer shall record in writing the minutes of all Gaming Commission meetings and all official actions taken by the Gaming Commission, and shall record and oversee all Gaming Commission fiscal matters.

g. Voting. All actions of the Gaming Commission shall be taken by majority vote. The Commission Chairman may vote on any issue.

h. Meetings. Meetings shall be held at least once per month, at least once per month, as the Commission shall determine in accordance with this Ordinance, which requirement may be met by holding a meeting one hour prior to a scheduled monthly meeting of the Tribal Board of Directors. Additional meetings shall be held as called by the Chairman or by at least two (2) other Commissioners. Notice of meetings shall be given in writing to each Commissioner, served by first class mail or personal delivery at least five (5) business days prior to such meeting. Meetings may be called at any time, by any means, with unanimous consent of the Commissioners.



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i. Compensation for Serving. The Tribal Council shall determine and authorize the compensation to be paid to Commissioners by adoption from time to time of a resolution based on a determination of time required to be expended upon Commission duties and the qualifications of the appointed Commissioners.

j. Powers and Duties.

The Gaming Commission shall have the power and duty to:

         (1) Inspect, examine and monitor Gaming Activities, including the power to demand access to and inspect, examine, photocopy and audit all papers, books and records respecting such Gaming Activities;

         (2) Investigate any suspicion of wrongdoing in connection with any Gaming Activities;

         (3) Conduct, or cause to be conducted, such investigations as may be necessary to determine in connection with any Gaming Activities, compliance with law or this ordinance or any contracts, agreements, goods, services, events, incidents, or other matters related to Gaming Activities;

         (4) Conduct, or cause to be conducted, background investigations regarding any person in any way connected with any Gaming Activities and issue licenses to, at minimum, all Key Employees and Primary Management officials according to requirements at least as stringent as those in 25 C.F.R. parts 556 and 558;

         (5) Hold such hearings, sit and act at such times and places, summon persons on the Reservation to attend and testify at such hearings, take such testimony, and receive such evidence as the Gaming Commission deems relevant in fulfilling its duties;

         (6) Administer oaths or affirmations to witnesses appearing before the Gaming Commission;

         (7) Implement and administer a system for investigating, licensing and monitoring employees and others connected with Gaming Activities, as described below, including the issuance of licenses to gaming facilities, individuals and entities as required under this Ordinance and IGRA;



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         (8) Hear patron complaints against the gaming establishment, in accordance with the procedures established in this Ordinance and consistent with the Tribal-State Gaming Compact and procedures established therein;

         (9) Subject to the appropriation of funds by the Tribal Council consistent with adopted salary schedules, adopt a budget to finance the operations of the Gaming Commission, including but not limited to the employment of such staff and support services as reasonably required to fulfill its responsibilities under this Ordinance. Compensation shall be comparable to that paid to persons performing similar duties in other governmental gaming regulatory agencies.

         (10) To the extent required, comply with any reporting requirements established under a tribal-state compact to which the Tribe is a party and other applicable law, including the IGRA;

         (11) Promulgate and issue such regulations as it deems appropriate, in order to implement and enforce the provisions of this Ordinance including, but not limited to, adopting rules of procedure governing how its meetings will be conducted;

         (12) Promulgate regulations establishing minimum standards for the operation of any Gaming Activities conducted on the Reservation including but not limited to auditing, internal fiscal controls, technical standards for electronic gaming and describing and establishing rules for each Class II or Class III game authorized to be conducted on the Reservation, and no form of such gaming may be conducted on the Reservation without the prior approval of the Gaming Commission;

         (13) Carry out such other duties with respect to Gaming Activities on the Reservation as the Tribal council shall direct from time to time by amendment to this Ordinance or adoption of a written policy resolution;

         (14) Levy a tax or fee on Gaming Activities and applicants for gaming licenses to cover the cost of conducting background investigations, issuing gaming licenses to persons engaged or wishing to engage in Gaming Activities on the Reservation, and funding the operation of the Commission; and

         (15) Levy fines for violations of his Ordinance or the Gaming Commissions regulations.

k. Annual Reports. On or before April 30th of each year, the Gaming Commission shall provide to the Tribal Council an Annual Report summarizing its activities during the prior twelve (12) month period ending on December 31st, and accounting for all receipts and disbursements. The Tribal Council shall cause copies of the Annual Report to be made available to Tribal Members within thirty
(30) days after receipt.



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l. Other Reporting Requirements. As required, the Gaming Commission shall comply with any reporting requirements established under a tribal-state compact to which the Tribe is a party, and other applicable law, including the IGRA and regulations promulgated thereunder.

Section 5. Permitted Gaming Activities.

a. Unauthorized Gaming Prohibited. All Gaming Activities on the Reservation (whether Class I, II or III) are prohibited except as expressly authorized under this Ordinance.

         (1) Class I Gaming. Class I Gaming Activities are hereby permitted to the extent consistent with tribal custom and practice. The Gaming Commission may prohibit and prevent any conduct which is claimed to be Class I gaming if the Tribal Council finds that such conduct is not in accordance with tribal customs or practices or violates IGRA or any other law.

         (2) Class II and Class III Gaming. Class II and Class III gaming on the Reservation is hereby authorized, provided the Tribe has the sole proprietary interest in and responsibility for the conduct of any gaming enterprise, or to the extent the Tribe may contract with and licensed a person or entity to own, operate or manage the enterprise pursuant to the provisions of IGRA or as otherwise permitted by law. Nothing herein shall prohibit the Tribe from engaging the services of non-tribal persons as employees thereof or engaging any person or entity to provide consulting or other technical assistance or to assist the Tribe in the management of Gaming Activities pursuant to a management agreement entered into under the provisions of IGRA. Class III gaming shall be conducted in accordance with any tribal-state compact between the Tribe and the State, or any alternative thereto as provided by IGRA.

Section 6. Gaming Revenues.

a. Tribal Property. Except as provided for under the terms of an agreement pursuant to the provisions of IGRA or as otherwise permitted by law, all revenues generated from any Class IS or Class III Gaming Activities are the property of the Tribe. Any profits or net revenues from Gaming Activities shall be deposited into the Tribe's general treasury or such other tribal account as the Tribe shall determine. Once becoming part of the treasury such funds shall lose any identity as gaming revenues except to the extent necessary to identify them as such in order to comply with applicable law. No Tribal Member shall be deemed to have any interest in such profits or net revenues, provided that the Tribal Council may adopt rules for distributing gaming proceeds to Tribal Members on a per capita basis provided such plan meets the requirements of IGRA, 25 U.S.C, ss. 2710 (b)(3). Payments from the general treasury funds to Tribal Members under other tribal programs, including those related to health, welfare, education, elderly rare, and housing, shall not be deemed to be per capita payments.



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b. Use of Net Revenues. Net Revenues from Gaming Activities shall not be used for purposes other than:

         (1) To fund tribal government operations or programs;

         (2) To provide for the general welfare of the Tribe and its members;

         (3) To promote economic development for the Tribe;

         (4) To donate to charitable organizations;

         (5) To help fund operations of local government agencies; or

         (6) To make per capita distributions to Tribal Members in accordance with Section 6(a) above.

Section 7. Operation of Gaming Establishments.

a. Gaming Permitted as Licensed. Except to the extent authorized by an agreement pursuant to the provisions of IGRA or as otherwise permitted by law, Gaming Activities shall only be conducted in tribally owned, operated and licensed facilities pursuant to the provisions of this Ordinance. Such activities shall be conducted in accordance with the terms and conditions of any license issued by the Tribe or Gaming Commission for such purposes as to each facility before any Gaming Activities may occur therein. Such licenses shall specify the hours of operation, type and scope of Gaming Activities allowed therein, permitted uses of the facility for other activities, rules of conduct for employees and patrons, regulation of alcoholic beverages, food handling and entertainment, and such other matters as the Gaming Commission or the Tribal Council may deem necessary to the conduct of Gaming Activities therein.

b. Protection of Environment and Public. Any construction or maintenance of any gaming facility, and the operation of gaming therein, shall be in accordance with the Uniform Building Codes and conducted in a manner which adequately protects the environment and the public health and safety.

c. Dispute Resolution. Patrons who have complaints against the gaming establishment shall have as their sole remedy true right to file a petition for relief with the Gaming Commission. For such purposes, disputes with any management contractor or its employees shall be made to the Gaming Commission, and such shall be the exclusive remedy for patron complaints. Complaints shall be submitted in writing and, at the discretion of the Gaming Commission, the petitioner may be allowed to present evidence. The Gaming Commission will render a decision in a timely fashion and all such decisions will be final when issued. Any patron having a claim against the gaming establishment or a management contractor or its employees must submit such claim to the Gaming Commission within thirty (30) days of its occurrence or within such time periods as the Commission shall, establish by regulation. All claims by patrons shall be limited to a maximum recovery of $10,000 per occurrence, and a cumulative limit of $20,000 per patron in any twelve (12) month period.



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Section 8. Audits.

Annual Audits. Annual outside auditing by a recognized independent accounting firm shall be conducted of each gaming activity and the results thereof reported to the Tribal council, and, to the extent required by law, the Bureau of Indian Affairs and the NIGC.

Section 9. Contracts.

a. Bidding. Contracts relating to Gaming Activities over $25,000 or for more than five (5) years (except contracts for professional legal or accounting services) shall be subject to a formal, sealed bidding process prior to submission to the Tribal Council for approval. All reasonable attempts shall be made to obtain and consider at least three (3) responsible bids; provided, the Gaming Commission may waive the requirement for three bids upon good cause shown.

b. Audit Requirements. All contracts for supplies, services, or concessions for a contract amount in excess of $25,000 annually (except contracts for professional legal or accounting services) relating to Class II or Class III gaming on the Reservation shall be subject to independent audits, and such contracts shall so specify.

Section 10. Licenses.

a. Licensing Requirements. It is the declared Policy of the Tribe that all Gaming Activities be licensed and controlled so as to protect the morals, good order and welfare of Tribal members and other persons on the Reservation and to preserve the honesty, fairness and integrity of such Gaming Activities. Accordingly, no person shall engage in any Class II or Class III Gaming Activities on the Reservation without an appropriate and valid independent Class II or Class III license issued by the Gaming Commission. Any gaming license which is issued, or finding of suitability or approval by the Gaming Commission, shall he deemed a privilege subject to suspension or revocation. No license shall be issued that would place the Tribe in violation the IGRA and regulations promulgated thereunder and, as applicable, provisions of a tribal-state compact, or of any applicable law. The Gaming Commission shall promulgate regulations establishing minimum standards for the issuance of all gaming licenses required under this Ordinance.



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b. Applicant Claim of Privilege. An applicant may claim any privilege afforded by law in connection with a gaming license application or investigation, but a claim of privilege with respect to any testimony or evidence pertaining thereto may constitute sufficient grounds for denial, suspension or revocation.

c. Release of Information. All persons applying for a license shall agree to release the information necessary in order for the Gaming Commission to achieve its goals under this Ordinance, and to furnish such information to the Bureau of Indian Affairs, the NIGC, or such other governmental agency as may be required by law.

d. Types of Licenses. Three classes of licenses (Class A, Class B, and Class C) shall be issued to persons and entities associated with Gaming Activities.

         (1) Class A Licenses. Before permitting any person to become permanently associated with the Gaming Activities as an investor, management entity, or other person owning or controlling ten percent (10%) or more of any interest in any management entity, or any Primary Management Official, Key Employee, Closely Associated Independent Contractor, or other individual or entity with influence over the management or operation of the gaming, or a Class II or III gaming employee, supplier, manufacturer or distributor, such person shall obtain a Class A license. The Gaming Commission shall conduct or cause to be conducted a background investigation to determine if such person has:

                  (a) Any criminal record or any reputation, prior activities, habits or :associations which might pose a threat to the public interest or to the effective regulation of gaming.

                  (b) Anything else in their background which might create or enhance the dangers of unsuitable, unfair, or illegal practices and methods and activities in the conduct of gaming.

         (2) Class B Licenses. Persons who are not among those identified in subsection (1) above, but are to be employed at a gaming facility on the Reservation in some other capacity, such as in non-gaming related activities, shall be required to obtain a Class B license from the Gaming Commission. Such persons must establish that they have not been convicted of a crime, or engaged in any activity, which the Gaming Commission in its sole discretion deems would render such person a danger to the safety or integrity of the Gaining Activities or the safety or property of the Tribe, any Tribal Member, any gaming employee or patron, or the public.



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         (3) Class C Licenses. Minors (persons under 18 years of age) employed at a gaming facility on the Reservation may be issued a Class C license, which will entitle them to work in any position for which a Class B license is required for adults and not otherwise prohibited by law, provided such minors are not deemed by the Gaming Commission to pose any threat to the safety or integrity of the Gaming Activities or the safety or property of the Tribe, any Tribal Member, any gaming employee or patron, or the public. The Class C license shall be valid for no more than six (6) months before renewal, and shall be revoked upon the minor's reaching the age of 18, at which time a Class A or B license, as may be appropriate, will be required. Minors shall not be employed as dealers or otherwise to operate or supervise the operations of games, or to serve liquor.

e. License Renewal. Class A and Class B licenses shall be subject to renewal at least every two (2) years, and may be revoked or suspended upon the occurrence of any act which, if known during the application process, would have tended to disqualify such person for such a license.

f. Temporary Licenses. Pending completion of an investigation for a license, temporary licenses of no more than ninety (90) days duration may be issued by the Gaming Commission if in its sole discretion it deems it appropriate to do so. Such licenses shall permit the licensee to engage in such activities and pursuant to such terms and conditions as may be specified by the Gaming Commission. Such temporary licenses, unless they are renewed or extended by the Commission, shall expire ninety (90) days from dale of issuance, upon issuance of a regular license, or until an earlier specified expiration date, whichever occurs first.

g. License Investigations. The Gaming Commission may employ all reasonable means, including the. engagement of outside services and investigators and the holding of hearings, to acquire the information necessary to determine whether or not a license should be issued. Applicants shall also agree to release the information necessary in order for the Gaming Commission to achieve its goals under this section and to furnish such information to the Bureau of Indian Affairs, the NIGC, or such other agency as may be required by law.

h. License Fees. Unless specifically waived by the Gaming Commission, all license applicants shall be required to pay all applicable license fees and costs when due, including a reasonable deposit for costs incurred in obtaining information in connection with the license application. Estimates of licensing costs shall be provided to applicants upon reasonable request. Payment for all reasonable fees and costs must be received by the Gaming Commission prior to issuance of the license.

i. Appeals. All decisions of the Gaming Commission regarding the issuance or revocation of licenses shall be effective when issued. An applicant or licensee whose license is denied, revoked or suspended may, within thirty (30) days after the date of receipt of a written decision of the Gaming commission, file a petition with the Gaming Commission requesting a hearing to reconsider the decision, and shall have the right to appeal such decision to the Tribal Court in accordance with such rules and regulations as may be promulgated by the Tribal Court for that purpose. Any Tribal Member who is denied a license by the Gaming Commission may, within sixty (60) days of written notice of such denial, appeal the denial to the Gaming Commission, which shall have the power to reverse its prior decision and order that such license be issued, and shall have the right to appeal such decision to the Tribal Court, provided that no such license shall be issued for more than one (l) year, subject to the renewal procedures set forth herein, and provided further that no order of the Gaming Commission or Tribal Court that a license be issued shall be valid if such issuance would place the Tribe in violation of any tribal-state compact to which the Tribe is a party, or of any applicable law. The standard of review by the Trial Court of all Gaming Commission decisions shall be "clearly contrary to the law" or "abuse of discretion."



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j. Background Investigations.

         (1) The Gaming Commission shall request from each Primary Management official and each Key Employee all of the information specified in subsections
(a) through (n) below. Further, each other applicant for a Class A license, except as provided otherwise by the Gaming Commission, shall also submit the information specified in (a) through (m) below. The Gaming Commission reserves the right, at any time, to request additional information either prior to, during, or subsequent to any background investigation.

                  (a) Full name, other names used (oral or written), social security number(s), date of birth, place of birth, citizenship, gender, all languages (spoken or written);

                  (b) Currently and for at least the previous ten (10) years: business and employment positions held, ownership interests in those businesses, business and residence addresses and drivers license number(s);

                  (c) Names and current addresses of at least three (3) personal references, including one personal reference who was acquainted with the applicant during each period of residence as listed under subsection (b) above;

                  (d) Current business and residence telephone numbers;

                  (e) Description of any existing and previous business relationships with the gaming industry generally, including ownership interests in those businesses;

                  (f) A description of any existing and previous business relationships with Indian tribes, including ownership interests in those businesses;



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                  (g) Name and address of any licensing or regulatory agency with which the person has ever filed an application for a license or permit related to gaming, whether or not such license or permit was granted;

                  (h) For each felony for which there is an on-going prosecution or a conviction: the charge, the name and address of the court involved, and the date and disposition, if any, of the case;

                  (i) For each misdemeanor conviction or on-going misdemeanor prosecution (excluding minor traffic violations) within ten (10) years of the date of the application: the name and address of the court involved, and the date and disposition, if any, of the case;

                  (j) For each criminal charge (excluding minor traffic charges), whether or not there is or was a conviction, if such criminal charge is within ten (10) years of the date of the application and is not otherwise listed above pursuant to subsections (h) or (i) above: the criminal charge, the name and address of the court involved and the date and disposition, if any, of the case;

                  (k) Name and address of any licensing or regulatory agency (federal, tribal, state, local or foreign) with which the person has filed an application for an occupational license or permit, whether or not such license or permit was granted;

                  (l) Any other information the Tribe or Gaming Commission deems relevant; and

                  (m) Fingerprints consistent with procedures adopted by the Gaming Commission according to 25 C.F.R. ss. 522, 2(h). (2) The Tribe shall conduct or cause to be conducted an investigation, through the Gaming Commission, sufficient to make a determination of eligibility as required under this Ordinance. In conducting the background investigation, the Gaming Commission and its agents shall promise to keep confidential the identity of each person interviewed in the course of the investigation.

         (3) A city or county law enforcement agency, located in Sonoma County, or, if qualified to do so, the Gaming Commission staff, shall, consistent with procedures adopted by the Gaming Commission, take all applicant's fingerprints. Fingerprints shall be forwarded to the NIGC and the State Gaming Agency, if applicable, consistent with the Compact and other applicable laws. Fingerprints shall be processed through the FBI and/or other available sources as applicable under NIGC and Compact requirements, in order to determine the applicant's criminal history, if any. Such investigation shall include contacting each reference provided in the application and taking all appropriate steps necessary to verify. the accuracy of the information contained in the application. There shall be a written investigation report of the findings and conclusions of each investigation. The investigative report shall include (1) the steps taken in conducting a background investigation; (2) the results obtained; (3) the conclusions reached; and (4) the basis for the conclusions. The Gaming Commission shall review the findings and conclusions of the report for the purpose of determining whether to grant or deny the license applied for.



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k. Eligibility Determination. The Gaming Commission shall review a person's prior activities, criminal record, if any, and reputation, habits and associations to make a finding concerning the eligibility of a Key Employee or Primary Management Official for employment in a gaming operation. If the Gaming Commission determines that employment of the person poses a threat to the public interest or to the effective regulation of gaming, or creates or enhances dangers of unsuitable, unfair, or illegal practices and methods and activities in the conduct of gaming, the Gaming Enterprise shall not employ that person in a Key Employee or Primary Management official position or in any other position for which a Class A license is required, except as specifically established by the Gaming Commission.

1. Forwarding Licensing Applications and Reports to NIGC.

         (1) On or before the date a Key Employee or Primary Management official is employed by a Gaming Enterprise authorized under this Ordinance, the Gaming Commission, acting on behalf of the Tribe, shall forward to the NIGC the person's completed application for employment containing the information required above under Section 10. of this Ordinance.

         (2) Prior to issuing a license to a Primary Management Official or Key Employee, the Gaming Commission, acting on behalf of the Tribe, shall forward to the NIGC, together with a copy of the eligibility determination made under subsection 10.1. above, an investigative report on each background investigation. The investigative report on each background investigation shall be forwarded to the NIGC within sixty (60) days after the employee begins work, or within sixty (60) days of the approval of this Ordinance by the NIGC, The Gaming Enterprise shall not employ or continue to employ any person as a Key Employee or Primary Management Official who does not have a license within ninety (90) days of beginning work.

         The investigative report shall include the following information:

                  (a) Steps taken in conducting a background investigation;

                  (b) Results obtained;

                  (c) Conclusions reached; and

                  (d) The bases for those conclusions.



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         (3) The Gaming Commission, acting on behalf of the Tribe, shall provide to the NIGC or other agency, any other reports and information required by IGRA and regulations promulgated thereunder. Further, with respect to Key Employees and Primary Management Officials, the Gaming Commission shall retain applications for employment and reports (if any) of background investigations for inspection by the NIGC for no less than three (3) years from the date of termination of employment.

         (4) If a license is not issued to an applicant, the Gaming Commission shall notify the NIGC and may forward copies of its eligibility determination and investigative report (if any) to the NIGC for inclusion in the Indian Gaming Individuals Records System.

m. Granting a Gaming License.

         (1) If, within a thirty (30) day period after the NIGC receives a report as required under subsection 10.1. above, the NIGC notifies the Tribe that it has no objection to the issuance of a license pursuant to the license application filed for a Key Employee or Primary Management Official for whom the Gaming Commission has provided an application and investigative report, the Gaming Commission may issue the license.

         (2) The Gaming Commission shall provide any additional information requested by the NIGC concerning a Key Employee or Primary Management official who is the subject of a report as required under this subsection. An NIGC request for additional information shall suspend the thirty (30) day period established under this subsection until the NIGC receives the additional information.

         (3) If, within the thirty (30) day period established under this subsection, the NIGC provides a statement itemizing objections to issuance of a license to a Key Employee or Primary Management Official, the Gaming Commission shall reconsider the application, taking into account such objections. The Gaming Commission retains the right to make the final, determination whether to issue the license to such applicant.

n. License Suspension.

         (1) If, after issuance of a gaming license, the Tribe receives reliable information from the NIGC or other reliable source indicating that a Key Employee or a Primary management Official is not eligible for employment under the eligibility criteria established in section 10. above, the Gaming Commission shall suspend the license and shall notify the licensee in writing of the license suspension and proposed revocation.




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         (2) The Gaming Commission shall notify the licensee of a time and place for a hearing on the proposed revocation of a license.

         (3) After the revocation hearing, the Gaming Commission shall determine whether to revoke or to reinstate the gaming license. For actions taken in response to information provided by the NIGC, the Gaming Commission shall notify the NIGC of its decision.

o. Facilities Licenses. A separate license shall be required for each place, facility, or location on any land where Class II and/or Class III gaming is to be conducted on the Reservation. Before Class II or Class III Gaming Activities can be conducted therein, the Gaming Commission shall inspect and license each such facility in accordance with this Ordinance, and Tribal-State Gaming Compact requirements, or any requirements under IGRA.

Section 11. Application Forms.

a. Each application form for a Key Employee or a Primary Management Official, as well as for all other Class A license applicants, unless otherwise specifically exempted by the Gaming Commission, shall contain the notices set forth in subsections (1) and (2) below:

         (1) Privacy Ordinance Notice:

         In compliance with the Privacy Act of 1974, the following information is provided: Solicitation of the information on this form is authorized by 25 U.S.C.. 92701 et seq. The purpose of the requested information is to determine the eligibility of individuals to be employed in a gaming operation. The information will be used by National Indian Gaming Commission members and staff who have need for the information in the performance of their official duties. The information maybe disclosed to appropriate federal, tribal, state, local, or foreign law enforcement and regulatory agencies when relevant to civil, criminal or regulatory investigations or prosecutions or when pursuant to a requirement by a Tribe or the National Indian Gaming commission in connection with the hiring or firing of an employee, the issuance or revocation of a gaming license, or investigations of activities while associated with a Tribe or a gaming operation. Failure to consent to the disclosures indicated in this notice will result in a Tribe's being unable to hire you in a Primary Management Official or Key Employee position.

         The disclosure of your Social Security Number (SSN) is voluntary. However, failure to supply a SSN may result in errors in processing your application.

         (2) Notice Regarding False Statements.



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         A false statement on any part of your application may be grounds for not hiring you, or for firing you after you begin work. Also, you may be punished by fine or imprisonment. (U.S. Code, title 18, 9 1001)

b. Any existing Key Employee or Primary Management Official, or any other Class A licensee unless otherwise specifically exempted by the Gaming Commission, that has not completed an application form containing the language set forth in
Section 11.a.(1) and (2) above, shall be notified that they must either:

         (1) Complete a new application form that contains the Privacy ordinance Notice and the Notice Regarding False Statements; or

         (2) Sign a statement that contains the Privacy Ordinance Notice and consent to the routine uses described in that notice, and sign a statement that contains the Notice Regarding False Statements.

Section 12.  Class III Gaming Tribal-State Compacts.

In addition to the provisions set forth above, no Class III gaming shall be engaged in on the Reservation unless a tribal-state compact has first been obtained in accordance with the IGRA. All negotiations for such compacts shall, be conducted through the Tribal Council, with the advice and suggestion of the Gaming Commission, and shall be finalized in accordance with tribal law. To the extent any provision of a tribal-state compact is inconsistent with the provisions of this ordinance, such compact shall prevail and shall be deemed incorporated by reference herein.

Section 13. Interest in Management Contracts by Tribal Officials.

No elected official of the Tribe, including the Gaming Commission or any other committee or agency of the Tribe, shall have a financial interest in or management responsibility for, any management agreement entered into pursuant to IGRA, nor shall such elected official serve on the board of directors or hold (directly or indirectly) ten percent (10%) or more of the issued and outstanding stock of any corporation, or ten percent (10%) or more of the beneficial interest in any partnership, trust, or other entity, in any such corporation, partnership, trust or other entity, having a financial interest in, or management responsibility for, such contract.

Section 14. Service of Process.

The Tribe designates as its agent for the service of any official determination, order, or notice of violation, the Chairperson of the Tribe.




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Section 15. Tribal Gaming Corporation.

Nothing in this Ordinance shall prevent the Tribe, through its Tribal Council, from delegating the authority to conduct Gaming to one or more tribal corporations, so long as the tribal Gaming Enterprises to which such authority is delegated agree to meet all criteria and requirements established under this Ordinance.

Section 16. Repeal of Prior Gaming Ordinance; Effective Date.

This Ordinance and the regulations promulgated thereunder shall constitute the entire gaming regulations of the Tribe. All prior gaming acts and ordinances of the Tribe are repealed, and this Ordinance shall become effective upon its approval by the NIGC.

Section 17. Severability.

If any provision or application of this Ordinance is determined by review to be invalid, such determination shall not be held to render such provision inapplicable to other persons or circumstances, nor shall such determination render invalid any other provision of this ordinance.

Section 18. Amendments.

All provisions of this ordinance are subject to revision, repeal, or amendment by the Tribal Council at any time. Regulations promulgated by the Gaming Commission under this Ordinance are subject to revision, repeal or amendment by the Gaming Commission at any time.






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